UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340
Toronto, Ontario	M5J 1A7

4211 W. Boy Scout Boulevard, Suite 290
Tampa, Florida, United States	33607

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code     (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 25, 2007, Cott Corporation (the “Corporation”) amended and restated its Performance Share Unit Plan (the “PSU Plan”), Share Appreciation Rights Plan (the “SAR Plan”) and Retention, Severance and Non-Competition Plan (the “Retention Plan”).
     The amendments to the PSU Plan (i) clarify the authority of the Corporation’s Board of Directors to accelerate the vesting of some or all of the unvested performance share units of all of or any of the participants under the PSU Plan on a Change of Control (as such term is defined in the PSU Plan) irrespective of whether termination has occurred; and (ii) allow for early funding by the Corporation under the plan.
     The amendments to the SAR Plan (i) clarify the authority of the Corporation’s Board of Directors to accelerate vesting of some or all of the share appreciation rights of all of or any of the participants under the SAR Plan as determined by the Board of Directors or the Committee (as such term is defined in the SAR Plan) in its sole discretion, irrespective of whether termination or a Change of Control (as such term is defined in the SAR Plan) has occurred; and (ii) allow for early funding by the Corporation under the plan.
     The amendments to the Retention Plan remove the requirement that a participant experience an Involuntary Termination during a Change in Control Window (as such terms are defined in the Retention Plan) for acceleration of vesting to take place.
     The Board of Directors also resolved that should a Change of Control (as such term is defined in the PSU Plan) occur on or prior to December 31, 2007, rights under the PSU Plan would accelerate and vest effective immediately prior to the Change of Control.
     The total number of performance share units held by all participants at 100% of target is 1,125,647. No additional grants or awards were made under any of the amended and restated plans in connection with these changes.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: June 29, 2007	By:	/s/ Mark Halperin
	Name:	Mark Halperin
	Title:	Chief Legal & Ethics Officer and Corporate Secretary